Exhibit 99.1

FOR IMMEDIATE RELEASE

Pamela M. Murphy

Vice President, Investor Relations/Corporate Communications

302/498-6944

Incyte Announces Second Quarter 2005 Financial Results

Reports Positive Phase IIb Results for Reverset in
Treatment-Experienced HIV Patients

WILMINGTON, DE., August 1, 2005 — Incyte Corporation (Nasdaq:INCY) announced its second quarter 2005 financial results and reported on recent achievements including:

•                  Presentation of positive Phase IIb results for Reverset at the 3rd International AIDS Society Conference in Rio De Janeiro;

•                  Initiation of a second Phase IIa trial in obese insulin-resistant patients for INCB3284, Incyte’s orally-available CCR2 antagonist; and

•                  Completion of a single-dose Phase I trial in healthy volunteers with INCB7839, a novel orally-available sheddase inhibitor that is being developed as a treatment for solid tumors.

Paul A. Friedman, M.D., president and chief executive officer of Incyte, stated, “The positive Reverset results that we recently reported at IAS met all of our objectives for this important study and have been received with great interest and enthusiasm by the medical and patient communities.  These results demonstrated that Reverset provides sustainable and clinically relevant antiviral potency in treatment-experienced HIV patients; determined the most effective once-a-day dose for Reverset; and, identified the groups of patients for whom Reverset is most likely to provide the greatest benefits.  We are proceeding with the design of our Phase III studies which we look forward to discussing with the FDA.  Our objective is to initiate Phase III trials later this year.”

Financial Results

Cash Position:

As of June 30, 2005, cash and marketable securities totaled approximately $401.4 million compared to $469.8 million as of December 31, 2004.  The decrease is a result of the company’s use of cash of approximately $45.7 million.  In addition, the company spent $28.4 million to repurchase and retire 5.5% Convertible Subordinated Notes in the second quarter of 2005.  The repurchase reduced the outstanding principal amount of the notes to $99.1 million as of June 30, 2005.  The use of cash was partially offset by the sale of a strategic investment in the amount of $5.7 million.

Excluding this sale and the repurchase of its 5.5% Convertible Subordinated Notes, the company continues to expect to use between $120 and $130 million of cash in 2005.  This is unchanged from its previous guidance.  The company’s use of cash, research and development expense and overall operating results will vary from quarter to quarter depending primarily on the timing of its clinical programs.  This guidance excludes any possible in-license or purchase of products in clinical trials, or any additional debt repayments the company may make.

David Hastings, Incyte’s executive vice president and chief financial officer, stated, “In addition to ending the second quarter with over $400 million in cash, we have taken advantage of favorable bond market conditions and repurchased and retired an additional $7.5 million principal amount of our 5.5% Convertible Subordinated Notes in July, bringing the current outstanding principal amount to $91.6 million.”

Operating Results:

The net loss for the second quarter ended June 30, 2005 was $25.1 million, or $0.30 per share, as compared to $63.6 million, or $0.87 per share, in the second quarter of 2004.  The net loss for the six months ended June 30, 2005 was $45.3 million, or $0.54 per share, as compared to $101.3 million, or $1.39 per share, for the same period in 2004.  Included in the second quarter 2005 net loss was a gain of $2.8 million from the sale of a strategic investment, included in interest and other income, net, and a gain of $0.4 million from the repurchase of $29.0 million principal amount of our 5.5% Convertible Subordinated Notes.  Included in the 2004 net loss for the second quarter and year to date were restructuring and related charges of $34.5 million and $42.7 million, respectively, which were primarily associated with the closure of the company’s facilities in Palo Alto.  Also included in the net loss for the six months ended June 30, 2004 was a charge of $2.7 million, recorded as a result of certain write-downs related to reduced market valuations in strategic investments that Incyte holds in other companies.  This charge was recorded in the first quarter of 2004 and is included in interest and other income, net.

As result of the repurchase of a total of $36.5 million in principal amount of its 5.5% Convertible Subordinated Notes, the company is reducing its guidance for interest expense from approximately $18 million to a range of $16 to $17 million for 2005.  In addition, due to higher yields on its investment portfolio the company is increasing interest income guidance from $6.0 to $7.0 million to $7.0 to $8.0 million.

Revenues for the quarter ended June 30, 2005 were $2.7 million, as compared to $4.0 million for the same period in 2004.  Year-to-date 2005 revenues were $5.6 million, as compared to $9.5 million for the same period in 2004.  Based on the amount of revenues recorded thus far in 2005, the company is raising its 2005 revenue guidance from $4.0 to $6.0 million to $6.0 to $7.0 million.

Research and development expenses for the second quarter ended June 30, 2005 were $26.6 million as compared to $24.5 million for the same period last year.  The increase is a result of the company’s increased spending on drug discovery and development, partially offset by the company’s restructuring efforts in 2004.  Research and development expenses for the six months ended June 30, 2005 were $44.3 million, as compared to $49.6 million for the same period last year.  The decrease is a result of the company’s restructuring efforts in 2004, partially offset by spending on drug discovery and development.  The company expects its research and development expenses will vary from quarter to quarter, primarily due to timing of our clinical development activities.

Selling, general and administrative expenses for the second quarter ended June 30, 2005 were $2.7 million, as compared to $5.6 million for the same period last year.  Selling, general and administrative expenses for the six months ended June 30, 2005 were $5.5 million, as compared to $11.1 million for the same period in 2004.  The decrease is primarily the result of the company’s restructuring efforts.

Recent Progress in Drug Development Programs

Reverset: Findings from Study 203, presented at the 3rd International AIDS Society Conference, demonstrated that Reverset provides potent antiviral activity in treatment-experienced HIV patients failing current treatment regimens

Results from the first two stages of Study 203 suggest that of the three once-daily doses studied, the highest dose, 200 mg, provided the greatest antiviral suppression and was well tolerated in highly treatment-experienced patients.  Importantly, when Reverset was used without 3TC or FTC, the compound provided the greatest benefit and achieved a 1.4 log drop in viral load in this subset of patients versus a 0.5 log drop for the placebo patients.

Calvin Cohen, M.D., M.S., the presenting clinical investigator and Research Director for both Harvard Vanguard Medical Associates and Community Research Initiative of New England, stated, “These results indicate that the 200 mg dose of Reverset provided potent antiviral effects while being well tolerated and active against a wide variety of resistance mutations.  Importantly, Reverset was shown to be even more effective when used without other cytidine analogs.  With these very positive findings, if further confirmed by Phase III results, I believe Reverset will be viewed by patients and the physicians who treat them as a welcome addition to existing NRTI therapies.”

As previously reported, the company plans to schedule an end-of-Phase II meeting with the FDA later this summer.  If the FDA agrees with the company’s plans for the ongoing development of Reverset, the company anticipates initiating pivotal Phase III trials in treatment-experienced HIV patients later this year.

INCB3284: Oral CCR2 Antagonist for Inflammation-driven Diseases Begins Second Phase IIa Trial

Incyte recently initiated a one-month, double-blind, placebo-controlled Phase IIa trial of INCB3284 in obese insulin-resistant subjects.  The trial is expected to include 120 patients with results available later this year.  Incyte began a one-month double-blind, placebo-controlled trial earlier this year in patients with rheumatoid arthritis (RA) who had active disease and were receiving methotrexate.

INCB7839: Oral Sheddase Inhibitor for Cancer

Incyte completed a double-blind, placebo-controlled single-rising dose Phase I study of INCB7839 in healthy volunteers during the second quarter.  The company is currently conducting a Phase I multiple-dose study, also in healthy volunteers, which is expected to complete in the third quarter.  If the results of the Phase I studies are positive, Incyte plans to begin Phase I/II trials in cancer patients later this year.

Incyte Investor Meeting and Webcast

Incyte is hosting an investor meeting and webcast tomorrow, August 2, at 8:00 am ET to discuss the recent Phase IIb results for Reverset and its second quarter results.  To access the webcast go to: http://www.talkpoint.com/viewer/starthere.asp?Pres=110452 or www.incyte.com under Investor Relations, Events and Webcasts.

If you cannot access the webcast, you can listen to the presentation by dialing 877-692-2592 (domestic) and 973-582-2700 (international).

About Incyte

Incyte Corporation is a Wilmington, Delaware-based drug discovery and development company with a growing pipeline of oral compounds to treat HIV, inflammation, cancer and diabetes.  The company’s most advanced product candidate, Reverset(TM), is an oral, once-a-day therapy in Phase II clinical development to treat patients with HIV infections.  The company’s lead internal compounds include INCB3284, a proprietary oral CCR2 antagonist that is in Phase II development for a number of inflammation-driven diseases, and INCB7839, a proprietary, oral sheddase inhibitor that is in Phase I development as a potential treatment for cancer.  Incyte has several other early drug discovery programs underway in the areas of cancer, inflammation, diabetes and HIV.

Forward Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements with respect to financial guidance regarding expected cash utilization, interest income, interest expense, revenues and expenses for 2005, the timing and results of Study 203, the timing and results of an end of Phase II meeting with the FDA regarding Study 203 and the initiation of Phase III, plans to move Reverset through to Phase III studies during 2005, the potential benefits and expected resistance and tolerability profile of Reverset, the expected utility of Incyte’s CCR2 compounds as anti-inflammatory therapies in multiple indications, plans for the second one-month Phase IIa for INCB3284 and the potential results of that study, and the plans and timing for Phase I and Phase I/II studies for Incyte’s lead sheddase inhibitor compound, are all forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the FDA might reach different conclusions as to Phase III trials regarding Reverset, results of the first two stages of the Reverset Phase IIb studies will not confirm the potential shown by the interim analysis, the high degree of risk associated with drug development and clinical trials, results of further research and development, the impact of competition and of technological advances and the ability of Incyte to compete against parties with greater financial or other resources, unanticipated delays, unanticipated cash requirements and the ability to raise additional capital, the ability to implement technological improvements, Incyte’s ability to enroll a sufficient number of patients for its clinical trials, and other risks detailed from time to time in Incyte’s filings with the Securities Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.  Incyte disclaims any intent or obligation to update these forward-looking statements.

INCYTE CORPORATION

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues	$2,676	$4,006	$5,591	$9,488
Costs and expenses:
Research and development	26,556	24,451	44,320	49,561
Selling, general and administrative	2,734	5,634	5,534	11,080
Other expenses	446	34,537	789	42,671
Total costs and expenses	29,736	64,622	50,643	103,312

Loss from operations	(27,060)	(60,616)	(45,052)	(93,824)
Interest and other income (expense), net	5,420	2,387	7,571	1,973
Interest expense	(4,130)	(4,868)	(8,447)	(8,388)
Gain on repurchase of convertible subordinated notes	421	—	421	—
Gain (loss) on certain derivative financial instruments, net	39	(77)	(87)	(254)
Loss from continuing operations before income taxes	(25,310)	(63,174)	(45,594)	(100,493)
Provision for income taxes	(156)	74	(156)	182
Loss from continuing operations	(25,154)	(63,248)	(45,438)	(100,675)
Income (loss) from discontinued operations	9	(352)	162	(640)
Net loss	$(25,145)	$(63,600)	$(45,276)	$(101,315)

Basic and diluted net loss per share:
Continuing operations	$(0.30)	$(0.87)	$(0.54)	$(1.38)
Discontinued operations	—	—	—	(0.01)
	$(0.30)	$(0.87)	$(0.54)	$(1.39)

Shares used in computing basic and diluted net loss per share	83,303	72,929	83,176	72,786

INCYTE CORPORATION

Condensed Consolidated Balance Sheet Data

(in thousands)

	June 30, 2005	December 31, 2004

Cash, cash equivalents, and marketable securities	$401,449	$469,764
Total assets	436,647	516,919
Convertible subordinated notes	349,506	378,766
Total stockholders’ equity	33,751	78,517